Exhibit 4.2

BANK OF MONTREAL

NONQUALIFIED EMPLOYEE SHARE PURCHASE PLAN

(AMENDED AND RESTATED AS OF OCTOBER 25, 2011)

-i-

-ii-

BANK OF MONTREAL

NONQUALIFIED EMPLOYEE SHARE PURCHASE PLAN

SECTION 1.	INTRODUCTION.

Section 1.1. Purpose.    Bank of Montreal hereby establishes the Plan to provide eligible Employees the opportunity to acquire a proprietary interest in Bank of Montreal and thereby provide such Employees with an additional incentive to contribute to the long-term profitability and success of Bank of Montreal and its Subsidiaries. The Plan is for the exclusive benefit of eligible Employees of Bank of Montreal. The Plan does not cover individuals who are employed by Bank of Montreal outside of the United States.

Section 1.2. Share Purchase Plan.    The Plan is a non-qualified share purchase plan that is not intended to satisfy the requirements of Section 423 of the Internal Revenue Code of 1986, as amended.

Section 1.3. Effective Date and Term.    The Plan was originally effective April 1, 2002 and this restatement is effective on the Effective Date. The Plan shall continue in effect until terminated in accordance with Section 7.2.

Section 1.4. Participating Entities.    Bank of Montreal will be deemed to have adopted the Plan for its eligible Employees as of April 1, 2002. Any corporation (determined in accordance with Section 7701 of the Code) organized under the laws of the United States that becomes a Subsidiary after April 1, 2002 will be deemed to have adopted the Plan for its eligible Employees immediately upon becoming a Subsidiary, unless the Committee acts to exclude the Subsidiary and its eligible Employees from participation in the Plan.

Section 1.5. Shares Subject to Plan.    (a) The Shares subject to purchase under the Plan shall be acquired in the open market by the Custodian. The aggregate number of Shares that may be purchased under the Plan shall not exceed two million (2,000,000) Shares.

(b)    In case of a reorganization, recapitalization, stock split, reverse stock split, stock dividend, combination of shares, merger, consolidation, offering of rights or other change in the capital structure of Bank of Montreal, the Committee shall make such adjustment as it deems appropriate in the number, kind and purchase price of Shares available for purchase under the Plan so that the aggregate consideration payable by Bank of Montreal or Subsidiary, and the value of the benefit to Employees, shall not be changed.

Section 1.6. Administrative Responsibilities.    For all administrative purposes, the Committee may designate a Subsidiary (instead of Bank of Montreal) to perform some or all of the administrative responsibilities under the Plan.

SECTION 2.	DEFINITIONS.

For purposes of the Plan, the following words and phrases, whether or not capitalized, have the meanings specified below, unless the context plainly requires a different meaning:

“Bank of Montreal” means Bank of Montreal and its respective successors and assigns.

“Beneficiary” means a person (as defined in Section 7701(a)(1) of the Code) to whom all or a portion of the Shares or cash amounts due to the Employee under the Plan will be paid if the Employee dies before receiving such Shares or cash amounts.

“Board” means the Board of Directors from time to time of Bank of Montreal.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations thereunder.

“Committee” means the Benefits Administration Committee of BMO Harris Bank N.A.

“Compensation” means the total base pay rate based on a normal work week and shall not include payments for overtime, commissions, bonuses or other remuneration paid to the Employee, provided however, with respect to an Employee who is paid on a commission basis, “Compensation” means the Employee’s annual base benefits rate of pay based on his normal work week and shall not include overtime, bonuses or other remuneration paid to the Employee.

“Custodial Account” means the non-interest bearing bookkeeping account maintained on behalf of the Employee to which Shares purchased under Sections 4.2 and 4.3 and dividends (net of withholding) shall be allocated and from which Shares and/or cash shall be deducted as they are distributed in accordance with Section 5.2.

“Custodian” means the custodian for the Plan appointed by the Committee.

“Effective Date” means October 25, 2011, or such later date designated by the Committee.

“Employee” means any common law employee of Bank of Montreal or a Subsidiary who is paid from the United States payroll, who is not an Excluded Employee and who is a Regularly Scheduled Employee; provided however, such term shall at least include those employees who are customarily employed for at least twenty (20) hours per week and more than five (5) months in a calendar year by Bank of Montreal.

“Excluded Employee” means: (a) a leased employee (as defined below); (b) an individual who provides services to Bank of Montreal pursuant to a contract, agreement or arrangement which designates the individual as an independent contractor or consultant, or which excludes the individual from participation in the plan; (c) an individual who provides services to Bank of Montreal pursuant to a contract, agreement or arrangement between Bank of Montreal and a third party; (d) an individual who is compensated, directly or indirectly, by Bank of Montreal and whose compensation is treated by Bank of Montreal at the time of payment as not being subject to Bank of Montreal’s tax withholding obligations under the Code; and (e) an individual who is employed by Bank of Montreal outside the United States. For purposes of this definition, a “leased employee” means any person who is not an employee of Bank of Montreal, but who has provided services for Bank of Montreal under primary direction or control by Bank of Montreal, on a substantially full-time basis for a period of at least one year, pursuant to an agreement between Bank of Montreal and a leasing organization.

“Exercise Date” means the first day following the Offering Period; provided however, that if the New York Stock Exchange is not open on the first day following the Offering Period, the next following day on which the New York Stock Exchange is open shall be the Exercise Date. Effective for the Offering Period ending December 31, 2011 and for each subsequent Offering Period, “Exercise Date” means the last day of such Offering Period; provided however, that if the New York Stock Exchange is not open on the last day of the Offering Period, the day immediately preceding the last day of the Offering Period on which the New York Stock Exchange is open shall be the Exercise Date.

“Fair Market Value” means, with respect to Shares as of a particular day, the fair market value as determined by the Committee based on the last sales price of the Shares as reported on the New York Stock Exchange.

“Offering Date” means the first day of the Offering Period.

“Offering Period” means a quarter of the calendar year: e.g., January, February and March are together an Offering Period. The Offering Periods shall end on the last day of each of March, June, September and December of each year.

“Payroll Deferral Account” means the non-interest bearing bookkeeping account maintained on behalf of the Employee under Section 3.4 to which contributions to the Plan are credited and from which amounts are withdrawn to exercise options as of an Exercise Date.

“Plan” means Bank of Montreal Nonqualified Employee Share Purchase Plan, as described in this document and as amended from time to time.

“Regularly Scheduled Employee” means any employee who receives a salary computed on an annual, monthly or semi-monthly basis, or an hourly employee whose compensation is computed on an hourly basis and who is regularly scheduled to work for Bank of Montreal.

“Shares” mean the Common Shares, without par value, of Bank of Montreal.

“Subsidiary” means any corporation (determined in accordance with Section 7701 of the Code) in an unbroken chain of corporations beginning with Bank of Montreal if, at the time an option is granted, each of the corporations other than the last corporation owns 50% or more of the total combined voting power of all classes of stock in one of the other corporations or other entities in the chain, or any entity which is qualified as tax-exempt under Section 501(c)(3) of the Code and over which Bank of Montreal determines it has control. Notwithstanding the preceding sentence, a corporation or an entity whose employees are eligible to participate in the Bank of Montreal Qualified Employee Share Purchase Plan shall not be a Subsidiary under this Plan.

SECTION 3.	ENROLLMENT AND CONTRIBUTIONS.

Section 3.1. Eligibility for Enrollment.    (a) An Employee may enroll in the Plan for an Offering Period unless the Employee would, immediately upon enrollment, own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of Bank of Montreal or any Subsidiary, determined in accordance with Section 424(d) of the Code.

(b)    The Committee or its designee will notify an Employee that the Employee is first eligible to enroll in the Plan within a sufficient time before the Employee must elect to participate in the Plan.

Section 3.2. Enrollment Procedure.    (a) To enroll in the Plan for an Offering Period, an Employee must make an election with Bank of Montreal (or its designee) and elect to make deferrals under the Plan in accordance with Section 3.3 in such form and manner and by such date as determined and communicated by the Committee.

(b)    An Employee whose enrollment in and contributions under the Plan continue throughout an Offering Period will automatically be enrolled in the Plan for the next Offering Period unless (i) the Employee timely elects to cease participation in the Plan with Bank of Montreal (or its designee) before the Offering Date for the next Offering Period in accordance with Section 5.1(a)(i) hereof, (ii) the Employee elects to cease payroll deferrals during a current Offering Period in accordance with Section 5.1(a)(ii) hereof, (iii) the Employee elects to withdraw payroll deferrals credited to his Payroll Deferral Account in accordance with Section 5.1(a)(iii) hereof, or (iv) on the Offering Date the Employee is not eligible to participate in accordance with Section 3.1 hereof. The deferral rate for an Employee who is automatically enrolled for an Offering Period pursuant to this Section will be the deferral rate in effect for the immediately preceding Offering Period, unless the Employee makes an election with Bank of Montreal (or its designee) to change the deferral rate in such manner and by such date that is determined and communicated by the Committee.

Section 3.3. Deferrals.    (a) To enroll for the first time in the Plan for an Offering Period, an Employee must elect to make a deferral under the Plan, subject to the terms and conditions prescribed below, by means of payroll deduction for each payroll period within the Offering Period.

(b)    An Employee may elect to make payroll deferrals in a whole percentage which is not less than 1% of Compensation per Offering Period and not more than 15% of Compensation per Offering Period (or such other amount as the Committee may establish from time to time and communicate to Employees before the Offering Date). An Employee shall not be permitted to make any payments in cash or check or any other form which is not made through payroll deductions.

(c)    Payroll deductions will commence with the first payroll period that begins within the Offering Period and will be made in conformity with Bank of Montreal’s payroll deduction schedule and practices.

(d)    Unless the Committee permits under uniform rules established by the Committee, and except as provided in Section 5.1, an Employee may elect to increase, decrease or discontinue deferrals only as of the beginning of an Offering Period by giving notice to Bank of Montreal (or its designee).

Section 3.4. Payroll Deferral Accounts.    All payroll deferrals made by an Employee under the Plan will be credited to a Payroll Deferral Account maintained by Bank of Montreal or the Custodian on behalf of the Employee. Bank of Montreal will make the credit as soon as is administratively reasonable after the deferrals are withheld from the Employee’s Compensation.

Section 3.5. No Funding of Accounts.    No cash shall be set aside with respect to a Payroll Deferral Account. Nothing contained in the Plan and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, or a fiduciary relationship between Bank of Montreal and any Employee or any other person with respect to a Payroll Deferral Account or Custodial Account. Cash credited to a Payroll Deferral Account at any time and from time to time shall be the general assets of Bank of Montreal. To the extent that any person acquires a right to receive the benefit of amounts credited to a Payroll Deferral Account, such right shall be that of an unsecured general creditor of Bank of Montreal.

SECTION 4.	GRANT AND EXERCISE OF OPTION.

Section 4.1. Grant of Option; Terms.    Enrollment in the Plan for an Offering Period will constitute the grant by Bank of Montreal of an option to purchase Shares under the Plan for such Offering Period. Enrollment in the Plan (whether initial or continuing) for each Offering Period will constitute a new grant of an option to purchase Shares under the Plan for that Offering Period. Each option will be subject to the following terms:

(a)    The option price will be as specified in Section 4.2.

(b)    The option will be exercised automatically as of the Exercise Date for the Offering Period.

(c)    The payment by an Employee for the Shares purchased under an option will be made only from amounts credited to the Employee’s Payroll Deferral Account as a result of payroll deductions in accordance with Section 3.3.

(d)    No Employee shall be granted an option which permits his right to purchase Shares under all employee stock purchase plans of Bank of Montreal and its Subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) of fair market value of such Shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. Any deferral election in effect that would otherwise exceed such limitation shall be given effect only to the maximum extent such limitation would not be violated.

Section 4.2. Purchase of Shares; Price.    (a) Subject to Section 4.1, the Custodian will apply to the purchase of Shares in the open market as soon as administratively reasonable on or following the Exercise Date the aggregate amount credited to each Employee’s Payroll Deferral Account as of such Exercise Date to purchase a number of Shares equal to such amount divided by the discounted purchase price for each Share that is set forth in Section 4.2(b). Bank of Montreal shall pay to the Custodian on behalf of an Employee any additional amount required to purchase the Shares in accordance with Section 4.2(b). The Shares so purchased for each Employee shall be allocated to the Custodial Account for the Employee. The Shares shall be held by the Custodian on behalf of the Employee and registered in the name of a nominee.

All such purchases shall be made by the Custodian through a TSX or NYSE participating organization, subject to the other provisions of this Plan, at such time, price, amount and in such manner (including the choice of the broker through which the purchases are to be made) as may be determined by the Custodian. The Custodian shall avoid disrupting the market price for Shares and may, in its discretion, limit the daily volume of its purchase of Shares or make such purchases over several trading days to the extent necessary to do so or as the Custodian otherwise deems to be in the best interests of the Bank.

(b)    The option price of each Share purchased as of an Exercise Date shall be 80% of the Fair Market Value of the Share on such Exercise Date; or such other price designated by the Committee in its sole discretion.

Section 4.3. Custodial Accounts.    All Shares (whole and fractional) purchased on behalf of an Employee as of an Exercise Date shall be credited to such Employee’s Custodial Account, as of such Exercise Date. Dividends (net of any withholding taxes) received with respect to Shares held in an Employee’s Custodial Account will be credited to the Employee’s Custodial Account and reinvested in additional Shares which shall be purchased by the Custodian in the open market as soon as administratively reasonable following receipt of such net dividend payment by the Custodian.

Section 4.4. No Interest on Account Balances.    No interest or other earnings will be credited to any Payroll Deferral Account with respect to (a) amounts credited thereto during an Offering Period or (b) amounts to be returned to the Employee, nor shall interest or other earnings (except dividends as provided in Section 4.3 above) be credited to any Custodial Account. Neither the Committee nor Bank of Montreal shall have any obligation to invest or otherwise manage amounts credited to a Payroll Deferral Account or a Custodial Account, other than to apply such amounts to the purchase of Shares in accordance with the terms of the Plan.

SECTION 5.	CESSATION OF ENROLLMENT.

Section 5.1. Cessation of Enrollment.    (a) Subject to Section 5.2, an Employee’s enrollment in the Plan will cease under the following circumstances:

(i)    An Employee’s enrollment will cease as of the beginning of the next Offering Period that is a specified number of days (as determined and communicated by the Committee) after the Employee makes an election specifying such future cessation of enrollment in the form and manner determined and communicated by the Committee.

(ii)    In the Committee’s discretion, based on uniform rules and procedures established from time to time by the Committee, an Employee’s enrollment will cease during a current Offering Period and for future Offering Periods if the Employee makes an election specifying the cessation of payroll deferrals for such current Offering Period. As of the Exercise Date of such Offering Period, Shares shall be purchased with payroll deferrals made prior to such cessation of payroll deferrals.

(iii)    In the Committee’s discretion, based on uniform rules and procedures established from time to time by the Committee, an Employee may withdraw all but not less than all of the payroll deferrals credited to his Payroll Deferral Account and not yet used to purchase Shares at any time by making an election. In such case, all cash credited to the Employee’s Payroll Deferral Account shall be paid to the Employee as soon as is administratively reasonable and such Employee will cease participation in the Plan.

(iv)    (A)    An Employee’s enrollment will cease on termination of employment with Bank of Montreal (United States payroll) for any reason.

(B)    If the Employee transfers employment from Bank of Montreal to a Subsidiary participating in the Bank of Montreal Qualified Employee Share Purchase Plan, the Employee’s enrollment in this Plan will cease; provided however, if the next Exercise Date is three (3) months or less after the date of such transfer, any amount previously deferred to the Employee’s Payroll Deferral Account will be used to purchase Shares in accordance with Section 4.2.

(v)    An Employee’s enrollment will cease as of the date on which the Employee would own directly or indirectly, or hold options or rights to acquire, an aggregate of 5% or more of the total combined voting power or value of all outstanding shares of all classes of Bank of Montreal or any Subsidiary, determined in accordance with Section 424(d) of the Code.

(vi)    An Employee’s enrollment will cease upon termination of the Plan.

(b)    An Employee whose enrollment in the Plan ceases under this Section other than by reason of termination of the Plan may again enroll in the Plan as of any subsequent Offering Date if the Employee satisfies the eligibility conditions of Section 3.1 as of such date

Section 5.2. Distributions to Employee.    (a) At such time as determined by the Committee, after an Employee’s enrollment in the Plan ceases under Section 5.1(a)(iv)(A) or (vi) (provided that a successor plan is not established), the Committee will direct the Custodian to distribute to the Employee the whole Shares and/or cash then credited to the Employee’s Custodial Account and cash equal to the aggregate of the cash held in the Payroll Deferral Account plus the fair market value of any fractional Shares then credited to the Employee’s Custodial Account; provided however, if the Employee’s termination occurs after the 15th day of the last month of an Offering Period, an amount equal to the cash held in the Employee’s Payroll Deferral Account will be used to purchase Shares in accordance with Section 4.2.

(b)    If an Employee’s enrollment ceases as a result of death, or if the Employee’s death occurs before the Employee receives a distribution under this Section, all Shares and/or cash amounts payable under this Section to the Employee will be paid to the Employee’s Beneficiary as soon as is administratively reasonable.

(c)    An Employee may from time to time request distribution of Shares and/or cash with respect to that portion of the Shares or cash then credited to the Employee’s Custodial Account. Such distribution will be made as soon as is administratively reasonable.

(d)    In the Committee’s discretion, based on uniform rules and procedures established from time to time by the Committee, an Employee may request a withdrawal of cash equal to the cash credited to the Employee’s Payroll Deferral Account as permitted in Section 5.1(a)(iii) above.

(e)    If a distribution of certificates representing the Employee’s Shares are distributed to the Employee (or the Employee’s Beneficiary), the Committee may determine that a nominal fee be charged to the Employee (or, if applicable, the Employee’s Beneficiary).

(f)    If an Employee requests that distribution be made in cash instead of certificates representing Shares, the Employee shall pay and authorizes the Custodian or Bank of Montreal to withhold any brokerage fee or expense to sell the Shares on the Employee’s behalf.

Section 5.3. Beneficiaries.    (a) An Employee may designate one or more persons (as defined in Section 7701(a)(1) of the Code) (concurrently, contingently or successively) to whom Shares and/or cash amounts credited to the Payroll Deferral Account or Custodial Account will be distributed if the Employee dies before receiving complete payment of such amounts. Any such designation must be made in such manner provided by the Committee (or its designee) for this purpose, will be effective on the date received by the Committee (or its designee), and may be revoked by the Employee at any time.

(b)    If the Employee fails to designate a beneficiary or if no designated beneficiary survives the Employee, then any Shares and/or cash amounts shall be distributed to the Employee’s estate.

SECTION 6.	PLAN ADMINISTRATION.

Section 6.1. Committee.    The Plan will be administered by the Committee.

Section 6.2. Committee Powers.    (a) The Committee will have all powers appropriate to administer the Plan including, but not limited to, the following:

(i)    To determine all questions that may arise under the Plan, including the power to determine the rights or eligibility of an Employee or the Employee’s Beneficiaries;

(ii)    To construe the terms of the Plan and to remedy ambiguities, inconsistencies or omissions;

(iii)    To adopt such rules of procedure and prescribe such forms as it considers appropriate for the proper administration of the Plan and are consistent with the Plan;

(iv)    To enforce the Plan provisions and the rules of procedure which it adopts;

(v)    To employ agents, attorneys, accountants, actuaries or other persons, and to allocate or delegate to them such powers, rights and duties as it considers appropriate for the proper administration of the Plan.

(b)    The Committee will have such further powers and duties as may be elsewhere specified in the Plan.

Section 6.3. Committee Actions.    The actions of the Committee may be taken at a meeting by a majority of its members, in writing without a meeting if all members of the Committee sign such writing or by the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and participation in such a meeting in this manner shall constitute attendance and presence in person at the meeting of the person or persons so participating for all purposes. In taking action:

(a)    The Committee may allocate authority to a specific member(s) of the Committee to carry out such duties as the Committee may assign;

(b)    A member of the Committee may by writing delegate any or all of such member’s rights, powers, and duties to any other member of the Committee, with the consent of the latter; and

(c)    The Committee may delegate to any agents, which may include a Plan Committee, such duties and powers, as it deems appropriate, by an instrument in writing which specifies which duties are so delegated and to whom each such duty is so delegated.

Section 6.4. Member Who is Participant.    If a member of the Committee is an Employee, such member may not decide any matter relating to the member’s participation or Accounts or how the Accounts are to be paid to the member that the member would not have the right to decide in the absence of membership on the Committee, and no Employee will receive any compensation for services as a member of the Committee.

Section 6.5. Information Required from Bank of Montreal or a Subsidiary.    Bank of Montreal or a Subsidiary will furnish the Committee with such data and information as the Committee deems appropriate to administer the Plan. The records of Bank of Montreal as to an Employee’s Compensation will be conclusive on all persons unless determined by the Committee to be clearly incorrect.

Section 6.6. Information Required from Employees.    Each person entitled to benefits under the Plan must furnish Bank of Montreal from time to time such person’s mailing address, each change of mailing address and such other data and information as the Committee deems appropriate to administer the Plan. Any communication, statement or notice mailed with postage prepaid to any person at the last mailing address filed with Bank of Montreal will be binding upon such person for all purposes of the Plan.

Section 6.7. Uniform Rules and Administration.    The Committee will administer the Plan on a nondiscriminatory basis and will apply uniform rules to all persons similarly situated.

SECTION 7.	AMENDMENT AND TERMINATION.

Section 7.1. Amendment.    (a) Bank of Montreal reserves the right to amend the Plan from time to time subject to the following limitations:

(i)    No amendment will make any change in an option granted previously and outstanding which adversely affects the rights of an Employee with respect to such option.

(ii)    No amendment will reduce the amount of an Employee’s Payroll Deferral Account or Custodial Account balance.

(b)    Bank of Montreal hereby delegates to the Committee the power to amend the Plan, subject to the limitations of this Section.

Section 7.2. Termination.    The Plan is entirely voluntary on the part of Bank of Montreal and the continuance of the Plan should not be construed as a contractual obligation of Bank of Montreal. Accordingly, Bank of Montreal reserves the right to terminate the Plan at any time and hereby designates to the Committee such right. Unless sooner terminated by the Committee, the Plan shall terminate, without further action of the Board, on the tenth anniversary of the Effective Date. No option may be granted under the Plan after the Plan is terminated.

Section 7.3. Rights Upon Termination.    (a) If the Plan terminates, the Committee may elect to terminate all outstanding options to purchase Shares under the Plan either immediately or upon completion of the purchase of Shares as of the next following Exercise Date.

(b)    If the Committee terminates an option to purchase Shares prior to the expiration of the option, an amount equal to all amounts contributed to the Plan which remain in an Employee’s Payroll Deferral Account will be returned to the Employee as soon as is administratively reasonable.

SECTION 8.	GENERAL PROVISIONS.

Section 8.1. No Transfer or Assignment.    The rights of an Employee under the Plan may not be sold, pledged, assigned or transferred, voluntarily or involuntarily, in any manner other than by will or the laws of descent and distribution. Any such attempted sale, pledge, assignment or transfer shall be without effect. An Employee’s rights and all options granted under the Plan shall only be exercisable during his or her lifetime by such Employee.

Section 8.2. Equal Rights and Privileges.    All Employees who are granted options under the Plan for the Offering Period will have equal rights and privileges with respect to such option.

Section 8.3. Rights as Shareholder.    The grant of an option to purchase Shares under the Plan will not confer upon an Employee any rights as a shareholder of Bank of Montreal with respect to Shares subject to the option. An Employee will become a shareholder with respect to Shares subject to an option under the Plan only when the purchase of such Shares is completed as of an Exercise Date. At such time, the Employee will receive shareholder rights, including the right to vote and receive dividends.

Section 8.4. Rights as Employee.    The Plan is not a contract of employment, and the grant of an option to purchase Shares under the Plan will not confer upon any Employee the right to be retained in the employ of Bank of Montreal or a Subsidiary. An Employee’s enrollment in the Plan shall constitute a waiver of any and all rights to compensation or damages relating to the cessation of such Employee’s eligibility to participate in the Plan upon termination of the Plan or termination of the Employee’s employment for any reason whatsoever.

Section 8.5. Costs.    All costs and expenses incurred in the administration of the Plan will be paid by Bank of Montreal or a Subsidiary. Any brokerage fees or expenses for the sale or transfer of Shares by an Employee will be borne by the Employee.

Section 8.6. Liability for Taxes.    Each Employee shall be responsible for, and will indemnify Bank of Montreal against, any federal, state or local income or other applicable taxes, including any interest or penalties relating thereto, to which the Employee may be subject as a result of the Employee’s participation in the Plan or the Employee’s sale of Shares acquired thereunder.

Section 8.7. Reports.    The Committee will provide or cause to be provided to each Employee no less frequently than annually a report of the Employee’s contributions under the Plan for the reporting period, the Shares purchased with such contributions, any dividends received with respect to such Shares, and Shares purchased with respect to such dividends.

Section 8.8. Governmental Approval.    The Plan and any offering or sale made to Employees under the Plan are subject to any governmental requirements, approvals or consents that are or may become applicable in connection herewith.

Section 8.9. Applicable Law.    The Plan will be governed by the laws of the State of Illinois, without regard to the law of conflicts of such state, to the extent that federal law does not preempt such laws.

Section 8.10. Conditions Upon Purchase of Shares.    Shares shall not be purchased with respect to an option unless the exercise of such option and the purchase and delivery of such Shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Shares may then be listed.

Section 8.11. Gender and Number.    When the context permits, words in the Plan used in the masculine gender include the feminine gender, words in the singular include the plural and words in the plural include the singular.

Section 8.12. Headings.    All headings in the Plan are included solely for ease of reference and do not bear on the interpretation of the text.